Exhibit 15.6

CONSENT OF EXPERT

I, Michele White, do hereby consent to (i) the filing of the written disclosure regarding the technical report entitled “NI 43-101 Technical Report Veris Gold Corp. Jerritt Canyon Property, Elko County, Nevada” dated July 11, 2013 in the Annual Report on Form 20-F for the year ended December 31, 2013, and any amendments thereto (the “Form 20-F”), of Veris Gold Corp. (the “Company”), filed with the United States Securities and Exchange Commission and (ii) the incorporation by reference of such disclosure in the Company’s Registration Statement on Form S-8 (File No. 333-171775) (the “Form S-8”) filed with the United States Securities and Exchange Commission.

I also consent to the use of my name in the Form 20-F, and any amendments thereto, and to the incorporation by reference of the Form 20-F and any amendments thereto, into the Company’s Form S-8.

September 11, 2014	By:	/s/ Michele White
Name: Michele White
Title: President, All One River